EXHIBIT 3 (i)

RESTATED CERTIFICATE OF INCORPORATION
OF STERLING BANCORP
(AS OF 6/1/2004)

Under Section 807 of the Business Corporation Law

Pursuant to the provisions of Section 807 of the business Corporation Law, the undersigned hereby certify:

FIRST: The name of the Corporation is STERLING BANCORP and the name under which it was originally incorporated was STANDARD PRUDENTIAL UNITED CORPORATION.

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on the 6th day of May, 1966.

THIRD: The Restated Certificate of Incorporation was duly authorized by the vote of a majority of the members of the Board of Directors of the Corporation.

FOURTH: The text of the Certificate of Incorporation is restated by this Certificate without amendment or change to read as herein set forth in full as follows:

ARTICLE FIRST: The name of the corporation is STERLING BANCORP (the “Corporation”).

ARTICLE SECOND: The purposes for which the Corporation is formed are as follows:

1.

To purchase, manufacture, produce, assemble, receive, lease or in any manner acquire, hold, own, use, operate, install, maintain, service, repair, process, alter, improve, import, export, sell, exchange, barter, distribute, mortgage, lease, assign, transfer and generally to trade and deal in and with, at wholesale or retail, all goods, wares, merchandise, textiles, raw materials, natural or manufactured articles or products, machinery, equipment, devices, systems, parts, supplies, apparatus and personal property of every kind, nature or description, tangible or intangible, used or capable of being used for any purpose whatsoever and to engage, finance and participate in any mercantile, manufacturing, commercial, industrial or trading business of any kind or character in any part of the world.

2.

To adopt, apply for, obtain, register, purchase, lease or otherwise acquire and to maintain, protect, hold, use, own, exercise, develop, manufacture under, operate and introduce, and to sell and grant licenses or other rights in respect of, assign, or otherwise dispose of, turn to account, or in any manner deal with and contract with reference to, any trademarks, trade names, patents, patent rights, concessions, franchises, designs, copyrights and distinctive marks and rights analogous thereto, and inventions, devices, improvements, processes, secret or otherwise, recipes, formulae and the like, including such thereof as may be covered by, used in connection with, or secured or received under, Letters Patent of the United States of America or elsewhere, and any licenses in respect thereof and any or all rights connected therewith or pertaining thereto; and with a view to the working and development thereof, to carry on any business which the Corporation may consider calculated, directly or indirectly, to effectuate the use, exercise or development thereof.

3.

To subscribe for, purchase, acquire, hold, own or become interested in, whether by subscription, purchase, underwriting, loan, participation in syndicates or otherwise, to sell, assign, transfer, mortgage, pledge or otherwise dispose of, or in any manner to deal in or with, and in furtherance of its corporate business and subject to the limitations prescribed by statute to guarantee, stocks, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, or other shares, securities or obligations of any kind by whomsoever issued whatsoever in any part of the world or of any government, domestic or foreign, to exercise in respect thereof all powers and privileges of individual ownership or interest therein, including the right to vote thereon for any and all purposes; to consent or otherwise act with respect thereto, without limitations, including the doing of all acts necessary or advisable for the protection, improvement, preservation and enhancement thereof; and to issue in exchange therefor or in payment thereof the Corporation’s own shares, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness or other shares, securities or obligations of any kind by whomsoever issued.

4.

In furtherance of its corporate business and subject to the limitations prescribed by statute, to acquire by purchase, exchange or otherwise, all or any part of, or any interest in, the properties, assets, franchises, business and good will of any one or more corporations, associations, partnerships, firms, syndicates or individuals and to pay for the same in cash, property or its own or other securities, shares or obligations of any kind by whomsoever issued; to hold, operate, reorganize, liquidate, mortgage, pledge, sell, exchange, or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of corporations, associations, partnerships, firms, syndicates or individuals.

EXHIBIT 3 (i)

RESTATED CERTIFICATE OF INCORPORATION
OF STERLING BANCORP
(AS OF 6/1/2004)

5.

In furtherance of its corporate business, to act as financial or business agent, general or special, for domestic and foreign corporations, individuals, partnerships or associations; to promote, or participate as a partner, member, agent, principal, shareholder, associate, manager or otherwise, in any business, enterprise or venture and to organize, to the extent permitted by law, other corporations, firms, partnerships and associations of any type or kinds, and to wind up, liquidate, reorganize, merge or consolidate any such corporation, firm, partnership or association or cause the same to be dissolved, wound up, liquidated, reorganized, merged or consolidated.

6.

To purchase, hire, lease or otherwise acquire, manage, improve, develop, operate, maintain, sell, exchange, assign, transfer, convey, mortgage, lease or otherwise dispose of, any interest, estate or right in real property, improved or unimproved, and to erect or cause to be erected thereon buildings or other structures with their appurtenances, and to rebuild and enlarge, alter and improve any buildings or other structures now or hereafter erected on any such real property and otherwise to deal in, establish, promote, reorganize, carry on, finance, conduct and manage any and all interests in real property.

7.

To transact a general real estate agency and brokerage business in buying, selling and dealing in real estate and real property, and any interest and estates therein, on commission and renting and managing real estate; and to carry on any other lawful trade or business incident to or proper or useful in connection with the promotion, development, purchase, sale, ownership, construction, maintenance and management of real property.

8.

To act as factor or selling agent for manufacturers, merchants, and others; to buy, sell, make advances against, and otherwise deal in, accounts and other receivables; to make advances on the security of merchandise or other personal property, including but not limited to trust receipts, conditional bills of sale, chattel mortgages, and factor’s liens; to make loans, secured and unsecured; to finance, factor, purchase or make advances on the security of accounts receivable; to purchase or otherwise acquire, with or without recourse, commercial paper of all kinds, including without limitation conditional sales contracts, chattel mortgages, chattel leases, installment paper and trust receipts.

9.

To make loans and advances on personal property and to buy, sell and deal in, with or without guarantee of payment thereof, securities which are liens on personal property; to make unsecured loans to corporations, firms or other persons; to purchase or otherwise acquire, with or without recourse, the promissory notes or other securities of any person, firm or corporation; to buy, sell and deal in, with or without guarantee of payment thereof, bonds, mortgages and other like securities which are liens on real property.

10.

To erect, construct, maintain, improve, rebuild, enlarge, alter, manage and control any and all kinds of buildings, houses, hotels, stores, offices, warehouses, mills, shops, factories, machinery and plants, and any and all other structures and erections which may at any time be necessary, useful or advantageous for the purposes of the Corporation.

11.	To carry on business as depositories, warehousemen or custodians of goods, wares and merchandise, and to issue therefor receipts negotiable or otherwise.

12.	To purchase and acquire bills, notes and accounts receivable.

13.	To purchase and acquire bonds and mortgages which are liens on real or personal property.

14.

To make, and enter into, contracts of every name and nature pertaining to the business herein set forth with any individual, firm, association or corporation, private, public or municipal, and with the Government or public authorities of the United States, or of any State or political subdivision thereof, and with any foreign government.

15.

To borrow or raise money for any of the objects and purposes of the Corporation, to secure the same and the interest thereon, and for that or any other purpose to mortgage or charge all or any part of the present or after-acquired property, rights and franchises of the Corporation, and to issue, sell, pledge, or otherwise dispose of notes, bonds, debentures and other evidences of indebtedness of the Corporation.

16.

In furtherance of its corporate purposes, to guarantee the payment of dividends or sinking fund payments upon any capital shares of any corporation in which the Corporation may at any time have an interest; and to become surety in respect of and to endorse or guarantee the payment, of the principal of or interest on any notes, debentures, bonds, securities or other obligations issued by others, and to become surety for or to guarantee the performance of any and all contracts, leases and obligations of every kind of any other person.

EXHIBIT 3 (i)

RESTATED CERTIFICATE OF INCORPORATION
OF STERLING BANCORP
(AS OF 6/1/2004)

17.

To carry out all phases of the business of acquiring, manufacturing, treating, refining, liquefying or otherwise preparing for market, transporting, marketing, dealing in, buying and selling, exporting and importing, storing, or otherwise disposing of oil of any and all kinds and grades, natural or artificial gas of any and all forms, gasoline, other hydrocarbon products, chemicals, petrochemicals, rock salt, salts, fertilizers, and any and all other minerals and mineral substances, and the elements, constituents, products, by-products, mixtures, combinations, compounds, derivatives and blends thereof but not to sell gas to consumers.

18.

To obtain by contract or concession, purchase, or otherwise acquire, own, use, develop, explore, operate, lease, mortgage, create liens upon, deal and trade in, sell, lease or otherwise dispose of any and all lands, real property, mining claims, mineral rights, gas and oil wells, leases, concessions, licenses, royalty interests, grants, rights of way, land patents, franchises, deposits, water rights, wells, mines, quarries, claims, easements, tenements, hereditaments, and interests of every description and nature whatsoever.

19.

To build, purchase, lease or otherwise acquire, own, develop, operate, mortgage, create liens upon, deal in, sell, lease or otherwise dispose of transportation facilities, including cars, trucks, tank cars, distribution lines and plants, pumping and compressing stations, terminals, aircraft, tankers and other vessels or ships of any kind, and any and all related facilities and any and all kinds of refineries, tanks and other storage facilities.

20.

To purchase or acquire from any of the officers, directors or shareholders of the Corporation any property, interests or capital shares, and other assets belonging to them or any of them which the Board of Directors of this Corporation may deem it advisable to acquire.

21.	To purchase, receive, take or otherwise acquire, own, hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares.

22.

To sell or exchange all or any part of the property, assets, goodwill and undertakings of the Corporation and to accept in payment or exchange therefor lawful moneys, or the capital shares, bonds or other securities of any other corporation, either domestic or foreign.

23.

To carry out all or any part of the foregoing objects, or any other business or object permitted by law, as principals or agents, or in conjunction with any other persons, firm, association or corporation, and in any part of the world, and to do all such acts and other things as are incidental or conducive to the attainment of the above objects and the welfare of the business to be conducted.

For the accomplishment of the aforesaid purposes and in furtherance thereof the Corporation shall have and may exercise all of the powers conferred by the Business Corporation Law upon corporations formed thereunder subject to any limitations contained in Article 2 of said law and in accordance with the provisions of the statutes of the State of New York.

ARTICLE THIRD: the office of the Corporation in the State of New York is to be located in the City and County of New York.

ARTICLE FOURTH:

(1)

The aggregate number of shares which the Corporation shall have authority to issue is 50,644,389 divided into 644,389 Preferred Shares of the par value of $5.00 per share, and 50,000,000 Common Shares of the par value of $1.00 per share.

(2)

The Corporation may issue its shares having par value and its authorized shares without par value, from time to time, for such consideration as from time to time may be fixed by the board of directors. the shares having par value shall not be issued for a consideration less than the aggregate par value thereof.

(3)

No holder of shares of any class of the Corporation, whether now or hereafter authorized, shall be entitled, as such, as a matter of right to any right, whether preferential, preemptive or otherwise, to subscribe for or purchase any shares of any class of the Corporation, whether now or hereafter authorized, or any bonds, notes, obligations, options, warrants or other securities which the Corporation may at any time issue and whether or not the same shall be convertible into or exercisable for the purchase of shares of any class of the Corporation.

EXHIBIT 3 (i)

RESTATED CERTIFICATE OF INCORPORATION
OF STERLING BANCORP
(AS OF 6/1/2004)

ARTICLE FIFTH: The relative rights, preferences and limitations of the shares of each class and each series thereof, insofar as the same are to be fixed in the Certificate of Incorporation, shall be as follows:

Section One: Preferred Shares

A.

Dividends. The holders of Preferred Shares (which may be issued from time to time in one or more series, having such number of shares and such designation, relative voting, dividend, conversion, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors before issuance thereof pursuant to ARTICLE SIXTH) of each series shall be entitled to receive, as and when declared by the Board of Directors out of funds or other assets legally available therefor, dividends or other distributions payable in cash, shares, bonds or property fixed by the Board of Directors with respect to each such series and no more. The first dividend or distribution with respect to shares of any particular series not issued on a dividend date may be fixed by the Board of Directors at less than the regular periodic dividend or distribution. if a dividend or other distribution declared on any Preferred Shares shall be in arrears, the holders thereof shall not be entitled to any interest or sum of money in lieu of interest thereon. So long as any Preferred Shares remain outstanding, no dividend whatever shall be paid or declared, nor shall any distribution be made, on any junior shares other than a dividend payable in junior shares, unless all dividends or other distributions declared on the Preferred Shares for all past dividend periods shall have been paid or distributed or assets sufficient for the payment or distribution thereof set apart. Subject to the foregoing provisions, and not otherwise, such dividends (payable in cash, shares, bonds or other property) as may be determined by the Board of Directors may be declared and paid or distributed on any junior shares from time to time out of the remaining surplus of the Corporation legally available for the payment of dividends, and the Preferred Shares shall not be entitled to participate in any such dividends, whether payable in cash, shares, bonds or other property.

B.

Dissolution, Liquidation and Winding-Up. Upon any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, and upon any distribution of the assets of the Corporation other than by way of dividends, the holders of each series of Preferred Shares shall be entitled, before any distribution or payment is made upon any junior shares, to be paid the amount of cash, shares, bonds or other property to which each such outstanding series of Preferred Shares shall be entitled in accordance with the provisions thereof; the holders of Preferred Shares shall not be entitled to any further payment or distribution. After such payment or distribution to holders of Preferred Shares of the full amount of cash, shares, bonds or other property to which they shall be entitled, or after an amount sufficient to pay the aggregate amount to which the holders of Preferred Shares shall be so entitled shall have been deposited by the Corporation with a bank or trust company doing business in the Borough of Manhattan, City and State of New York, having capital, surplus and undivided profits aggregating at least $25,000,000 according to its last published statement of condition, in trust for the account of the holders of the Preferred Shares, the holders of Preferred Shares as such shall have no right or claim to any of the remaining net assets of the Corporation which may be distributed to the holders of junior shares. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock or stated capital of the Corporation shall be deemed to be a dissolution, liquidation, distribution of assets or winding-up for purposes hereof.

C.

Redemption. In the event that any series of Preferred Shares shall be made redeemable, by action of the Board of Directors as contemplated in ARTICLE SIXTH hereof, the Corporation, at the option of the Board of Directors, may redeem at any time or times, and from time to time, all or any part of the Preferred Shares, or all or any part of any one or more series of Preferred Shares outstanding, upon notice duly given as hereinafter specified in this ARTICLE FIFTH, by paying or distributing to the holder of each share the then applicable redemption price fixed by the board of Directors pursuant to ARTICLE SIXTH. In case of redemption of a part, but not all, of any series of Preferred Shares at the time outstanding, the Corporation shall designate by lot the shares so to be redeemed in such manner as shall be determined by the Board of Directors.

D.

Voting Rights. Except as otherwise expressly provided in the certificate filed pursuant to law with respect to any series of Preferred Shares, or as otherwise required by law, the Preferred Shares shall not have any right to vote for the election of directors or for any other purpose and the Preferred Shares shall not be entitled to notice of any meeting of shareholders unless required by law.

EXHIBIT 3 (i)

RESTATED CERTIFICATE OF INCORPORATION
OF STERLING BANCORP
(AS OF 6/1/2004)

E.

Definitions. The term “junior shares” shall mean the Common Shares and any other shares ranking junior to the Preferred Shares in respect of the payment of dividends or other distributions in cash, shares, bonds or other property, or of payment or distribution in liquidation.

Section Two: General Provisions Concerning Redemption

In case of redemption of any class of shares of the Corporation, or any part thereof, notice of such redemption shall be mailed, postage prepaid, at least thirty (30) days prior to the date fixed for such redemption to the holders of record of the shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. if such notice of redemption shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with a bank or trust company, designated in such notice, doing business in the Borough of Manhattan, City and State of New York, having capital, surplus and undivided profits aggregating at least $25,000,000 according to its last published statement of condition, in trust for the pro-rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited without interest, and the right to exercise privileges of exchange or conversion, if any, on or before the date fixed for redemption or such earlier date as may be fixed for the expiration thereof. Any interest accrued on such funds shall belong to the Corporation and be paid to it from time to time. Any funds so deposited by the Corporation which shall not be required for such redemption because of the exercise of any such right of conversion or exchange subsequent to the time of such deposit, shall be released or repaid to the Corporation forthwith. Any funds so deposited and unclaimed at the end of six years from such redemption date shall be released or repaid to the Corporation, after which the holders of the shares to be called for redemption shall look only to the Corporation for payment thereof.

ARTICLE SIXTH: Preferred Shares may be issued from time to time in one or more series and the Board of Directors may fix from time to time before issuance thereof, by filing a certificate under Section 805 of the Business Corporation Law, the number of shares in any or all series of such class and any or all of the designations, relative voting, dividend, liquidation and other rights (including the right to convert into shares of any class or into shares of any series of any class, except into a class of shares having rights or preferences as to dividends or distribution of assets upon liquidation which are prior or superior in rank to those of the shares being converted), preferences and limitations of the shares in any and all series, subject to the limitation that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of Preferred Shares shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full; and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

ARTICLE SEVENTH: The Secretary of State of the State of New York is hereby designated as agent of the Corporation upon whom process against the Corporation may be served. the post office address to which the Secretary of State shall mail a copy of any process served upon him is C/O THE CORPORATION, 650 FIFTH AVENUE, NEW YORK, NEW YORK 10019.

ARTICLE EIGHTH: The duration of the Corporation shall be perpetual.

ARTICLE NINTH: The following provisions are inserted for the regulation and conduct of the affairs of the Corporation and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute.

(a)

The Board of Directors by resolution adopted by a majority of the entire Board may designate from among its members one or more committees each consisting of three or more directors. Each such committee to the extent provided in such resolution or the By-Laws, and except as otherwise limited by statute, shall have all the authority of the Board of Directors. The Board may designate one or more directors as alternate members of any such committee who may replace any absent member or members at any meeting of such committee. Each such committee shall serve at the pleasure of the Board.

(b)

The Corporation may have one or more offices within or without the State of New York and may keep the books of the Corporation, subject to the provisions of the laws of the State of New York, at such place or places within or without the State of New York as the Board of Directors shall from time to time determine.

EXHIBIT 3 (i)

RESTATED CERTIFICATE OF INCORPORATION
OF STERLING BANCORP
(AS OF 6/1/2004)

(c)

The Board of Directors shall from time to time decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of the Corporation, or any of them, except the stock book, shall be open to the inspection of the shareholders, and no shareholder shall have any right to inspect any books or documents of the Corporation except as conferred by the laws of the State of New York or authorized by the Board of Directors.

(d)

The Board of Directors shall have power from time to time to fix and determine and vary the amount of the working capital of the Corporation and to direct and determine the use and disposition of any surplus or net profits over and above stated capital, and in its discretion the Board of Directors may use and apply any such surplus or accumulated profits in purchasing or acquiring bonds or other obligations of the Corporation or of its own capital shares, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient, and any such capital shares so purchased or acquired may be resold (except as otherwise provided in the Certificate of Incorporation as from time to time amended) unless such shares shall have been retired in the manner provided by law.

(e)

Subject to the provisions of the Business Corporation Law, any and all directors may be removed for cause or without cause by vote of the shareholders entitled to vote. Except as otherwise provided by said Law or by the Certificate of Incorporation, any director or directors may be removed for cause by the vote, at a meeting of the Board, of a majority of the directors present at the time of the vote, if a quorum be then present. In the event any vacancies occur in the Board by reason of the removal of directors by shareholders without cause, such vacancies may be filled by the vote, at any meeting of the Board, of a majority of the directors present at the time of the vote, provided a quorum be then present.

(f)

The Board of Directors may issue from time to time bonds of the Corporation, both convertible and non-convertible, in one or more series and may fix from time to time before issuance thereof the designations, principal amounts, relative rights and limitations of any and all series thereof and the Board of Directors may confer upon the holders of any or all series of bonds the right to vote in the election of directors and on any other matters on which shareholders may vote and may otherwise limit or define the respective voting powers of any and all series thereof.

(g)(i)

No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of its directors are directors or officers, or are financially interested, shall be either void or voidable for this reason alone or solely by reason of the fact that such director or directors are present at the meeting of the Board, or of a committee thereof, which authorizes such contract or transaction, or that his or their votes are counted for such purpose:

(1)

If the fact of such common directorship, officership or financial interest is disclosed or known to the Board or committee, and the Board or committee authorizes such contract or transaction by a vote sufficient for such purpose without counting the vote or votes of such interested director or directors;

(2)

If such common directorship, officership or financial interest is disclosed or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of the shareholders; or

(3)	If the contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board, a committee or the shareholders.

(ii)	Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes such contract or transaction.

(iii)	The Board shall have authority to fix the compensation of directors for services in any capacity.

(h)

The By-Laws of the Corporation may be amended, repealed or adopted by vote of the holders of shares at the time entitled to vote in the election of any directors. The By-Laws may also be amended, repealed or adopted by the Board of Directors provided, however, that any By-Law adopted or amended by the Board may be amended or repealed by the shareholders entitled to vote thereon.

EXHIBIT 3 (i)

RESTATED CERTIFICATE OF INCORPORATION
OF STERLING BANCORP
(AS OF 6/1/2004)

ARTICLE TENTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article shall eliminate or limit:

(a)

The liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law, or

(b)	The liability of any director for any act or omission prior to the adoption of the amendment including this paragraph in the Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, we have made, subscribed and acknowledged this Amended and Restated Certificate of Incorporation this 26th day of October, 2004 and we affirm the statements contained therein are true under the penalties of perjury.

/s/ Louis J. Cappelli

Louis J. Cappelli,
Chairman

/s/ Monica Lercher

Monica Lercher,
Secretary

Subscribed and sworn to before me this 26th day of October, 2004.

/s/ Vivian Rivera

NOTARY PUBLIC